Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

TOREADOR RESOURCES CORPORATION

The undersigned, being a duly appointed officer of Toreador Resources Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Restated Certificate of Incorporation filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST:  That at a meeting of the Board of Directors of Toreador Resources Corporation resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.

SECOND:  That the Restated Certificate of Incorporation is hereby amended by deleting all of the text of Section 1 of Article FOURTH thereof in its entirety and inserting in lieu thereof the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 54,000,000 shares, consisting of (1) 4,000,000 shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”), and (2) 50,000,000 shares of Common Stock, par value $0.15625 per share (“Common Stock”).

THIRD:  The amendment effected hereby was duly adopted pursuant to a resolution of the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 3rd day of June 2010 by the undersigned who affirms the statements contained herein as true under penalties of perjury.

TOREADOR RESOURCES CORPORATION

/s/ Craig M. McKenzie

Name:	Craig M. McKenzie
Title:	President and Chief Executive Officer